                                                                  Exhibit (c)(3)

Stockholder Agreement, dated as of November 9, 1998, among Parent, Purchaser and certain stockholders of the Company.

                              STOCKHOLDER AGREEMENT
                              ---------------------

         STOCKHOLDER AGREEMENT, dated as of November 9,1998, among Select Medical Corporation, a Delaware corporation ("Parent"), Select Medical of Mechanicsburg, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the persons listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders").

         WHEREAS, Parent, Purchaser and Intensiva HealthCare Corporation, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Purchaser for shares of Common Stock par value $.001 per share, of the Company (the "Common Stock") and the merger of the Company and Purchaser (the "Merger");

         WHEREAS, each Stockholder is the beneficial owner of the shares of Common Stock set forth opposite such Stockholder's name on Schedule A hereto; such shares of Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Common Stock that may be acquired after the date hereof by such Stockholder, including shares of Common Stock issuable upon the exercise of options or warrants to purchase Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares" of such Stockholder; and

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders enter into this Agreement;

         NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Tender of Shares. Each Stockholder hereby severally and not jointly
            ----------------
agrees that such Stockholder shall tender into the Offer the Shares it owns as of the date hereof, together with any Shares it may acquire prior to the expiration of the Offer, and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 8).

         2. Representations and Warranties of the Stockholders. Each Stockholder
            --------------------------------------------------
hereby, severally and not jointly, represents, warrants and covenants to Parent and Purchaser as follows:

         (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.
         (b) Noncontravention. Except for the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of , any Governmental Authority (as defined in the Merger Agreement), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien (as defined in the Merger Agreement) upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound or (iii) violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, other than, in the case of clause (ii) above, such items that, individually or in the aggregate, have not and could not reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement.

         (c) The Shares. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder is the lawful owner of and has good and marketable title to such Shares, free and clear of any Liens, proxies, rights of first refusal or offer, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such Liens or proxies arising hereunder.

         The Stockholder represents, warrants and agrees that Schedule A annexed hereto sets forth all of the Shares of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the record or beneficial owner and that the Stockholder and its affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule A beside the name of the Stockholder or such other person.

         Neither the Stockholder nor any of its affiliates, own or hold any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional Shares. The Stockholder, together with other persons who are signatories to this Stockholder Agreement, has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to engage in the actions set forth herein, in each case with respect to the Shares set forth on Schedule A hereto beside the name of the Stockholder.

         (d) Brokers. Except for Wasserstein Perella & Co., Inc., which is
             -------
financial advisor to the Company, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

         (e) Merger Agreement. The Stockholder understands and acknowledges that
             ----------------
Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

         3. Representations and Warranties of Parent and Purchaser. Parent and
            ------------------------------------------------------
Purchaser hereby represent and warrant to the Stockholders as follows:

            (a) Authority. Each of Parent and Purchaser has the requisite
                ---------
         corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms.

            (b) Securities Act. The Shares will be acquired in compliance
                --------------
         with, and Purchaser will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

         4. Covenants of the Stockholders. Each Stockholder, severally and not
            -----------------------------
jointly, agrees as follows:

            (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Purchaser or Purchaser's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to Parent and Purchaser.

            (b) Subject to Section 11 hereof, until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder or such Stockholder's affiliates to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder shall be deemed to be a violation of this Section 4(b) by the Stockholder.

            (c) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

            (d) The Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with subsection (c). Stockholder hereby irrevocably and unconditionally waives, and agrees to cause any company, trust or other person or entity controlled by the Stockholder to waive and agrees to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other person may have by virtue of the ownership of any outstanding shares of Common Stock beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indirectly (including any Shares beneficial ownership of which is acquired by the Stockholder after the date hereof).

            5.  Grant of Irrevocable Proxy; Appointment of Proxy.
                -------------------------------------------------

            (a) Each Stockholder hereby irrevocably grants to, and appoints, Michael E. Tarvin and any other individual who shall hereafter be designated by Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

            (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder agrees that if requested by Purchaser, the Stockholder will not attend or vote any Shares beneficially owned by the Stockholder at any annual or special meeting of stockholders or execute any written consent of stockholders.

            (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the General Corporation Law of the State of Delaware. Each Stockholder hereby affirms such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 8.

         6. Further Assurances. Each Stockholder will, from time to time,
            ------------------
execute and
deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 5. Parent and Purchaser jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including any applicable legal requirements of the HSR Act).

         7.  Assignment. Neither this Agreement nor any of the rights, interests
             ----------
or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors.

         8.  Termination. This Agreement, and all rights and obligations of the
             -----------
parties hereunder, shall terminate upon the earliest of (a) the day after the Shares are accepted for payment pursuant to the Offer; (b) the day after the Merger is consummated; (c) May 31, 1999; (d) upon the termination of the Merger Agreement; or (e) at any time the per share purchase price in the Offer is reduced below $9.625.

         9.  Stop Transfer. The Company agrees with, and covenants to, Parent
             -------------
and Purchaser that the Company shall not register the transfer of any certificate representing any Stockholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

         10. General Provisions.
             -------------------

             (a) Expenses. All costs and expenses incurred in connection
                 --------
         with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

             (b) Amendments. This Agreement may not be amended except by an
                 ----------
         instrument in writing signed by each of the parties hereto.

             (c) Notice. All notices and other communications hereunder
                 ------
         shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to Parent or Purchaser, to:

                           Select Medical Corporation
                           4718 Gettysburg Road
                           P.O. Box 2034
                           Mechanicsburg, PA 17055

                           with a copy to:

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA 19103-2793

                           Attention: Henry N.  Nassau, Esq.
                           Telecopier No.: (215) 994-2222

                           and

                  (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to:

                           Suelthaus & Walsh, P.C.
                           7733 Forsyth Blvd., 12th Floor
                           St. Louis, MO 63105

                           Attention: Thomas M. Walsh, Esq.
                           Telecopier No.: (314) 727-7166

                  (d)      Interpretation. When a reference is made in this
                           --------------
         Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words in the singular include the plural, and words in the plural include the singular.

                  (e)      Counterparts. This Agreement may be executed in
                           ------------
         multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  (f) Entire Agreement; No Third-Party Beneficiaries. This
                      ----------------------------------------------
         Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) Governing Law. This Agreement shall be governed by, and
                      -------------
         construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law.

                  (h) Amendment. This Agreement may not be modified, amended,
                      ---------
         altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto.

                  (i) Publicity. Except as otherwise required by law, court
                      ---------
         process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, no Stockholder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of Parent, which consent shall not be unreasonably withheld.

         11.      Stockholder Capacity. No person executing this Agreement makes
                  --------------------
any agreement or understanding herein in his or her capacity as a director or officer of the Company or any subsidiary of the Company. Each Stockholder signs solely in his or her capacity as the beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

         12.      Enforcement. The parties agree that irreparable damage would
                  -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The provisions of this paragraph are without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Stockholder Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         IN WITNESS WHEREOF, each of Parent and Purchaser has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

PARENT:                                     SELECT MEDICAL CORPORATION


                                            By: /s/ ROCCO A. ORTENZIO
                                               -------------------------
                                            Name:  Rocco A. Ortenzio
                                            Title: Chief Executive Officer


PURCHASER:                                  SELECT MEDICAL OF MECHANICSBURG,
                                            INC.


                                            By: /s/ ROCCO A. ORTENZIO
                                               -------------------------
                                            Name:  Rocco A. Ortenzio
                                            Title: Director

STOCKHOLDERS:

                                            /s/ Jeffrey J. Collinson
                                            ----------------------------
                                            Jeffrey J. Collinson

                                            /s/ David W. Cross
                                            ----------------------------
                                            David W. Cross

                                            /s/ Michael R. Hogan
                                            ----------------------------
                                            Michael R. Hogan

                                            /s/ Wilfred E. Jaeger
                                            ----------------------------
                                            Wilfred E. Jaeger, M.D.

                                            /s/ Phillip M. Nudelman
                                            ----------------------------
                                            Phillip M. Nudelman

                                            /s/ David L. Steffy
                                            ----------------------------
                                            David L. Steffy

                                            /s/ James B. Tananbaum
                                            ----------------------------
                                            James B. Tananbaum, M.D.


                                            THREE ARCH PARTNERS, L.P.


                                            By /s/ WILFRED E. JAEGER
                                              ------------------------------
                                            By Three Arch Management, L.P.,
                                            Its General Partner
                                            By Wilfred E. Jaeger, M.D.


                                            THREE ARCH ASSOCIATES, L.P.

                                            By /s/ WILFRED E. JAEGER
                                            ----------------------------
                                            By Three Arch Management, L.P.,
                                            Its General Partner
                                            By Wilfred E. Jaeger, M.D.

                                            SIERRA VENTURES IV, L.P.,
                                            By S.V. Associates IV, L.P.,
                                            Its General Partner

                                            By /s/ PETER WENDELL
                                              ----------------------------

                                            SIERRA VENTURES IV
                                            INTERNATIONAL,L.P.
                                            By S.V. Associates IV, L.P.,
                                            Its General Partner


                                            By /s/ PETER WENDELL
                                              ----------------------------

                                            /s/ John R. Lewis
                                            ------------------------------
                                            John R. Lewis

                                            /s/ John P. Keefe
                                            ------------------------------
                                            John P. Keefe



ACKNOWLEDGED AND AGREED
TO AS TO SECTION 9:

INTENSIVA HEALTHCARE CORPORATION

By /s/ David W. Cross
  -------------------------
Name: David W. Cross
Title: President

                                   Schedule A

Stockholder                                Shares                    Options
Jeffrey J. Collinson                       14,098                     10,000
David W. Cross                            279,287                     33,000
Michael R. Hogan                           10,000                     31,000
Wilfred E. Jaeger, M.D.                      None                     10,000
Phillip M. Nudelman                          None                     37,500
David L. Steffy                           474,087                     10,000
James B. Tananbaum, M.D.                   17,000                     10,000
Three Arch Partners, L.P.                 680,042                       None
Three Arch Associates, L.P.               153,239                       None
Sierra Ventures IV, L.P.                  960,319                       None
Sierra Ventures IV                         38,425                       None
International, L.P.
John R. Lewis                             326,287                     33,000
John P. Keefe                              62,883                     94,917